Exhibit 99.1

For Immediate Release

Contact: John Hawkins

Tel: (301) 592-5075

Fax: (301) 592-6177

John_hawkins@choicehotels.com

CHOICE HOTELS BOARD APPOINTS AMERICAN EXPRESS EXECUTIVE

GORDON SMITH TO ITS BOARD OF DIRECTORS

Smith to Replace William Jews, Who Will Leave Board in May 2005

SILVER SPRING, Md. (December 10, 2004) – Choice Hotels International, Inc. (NYSE:CHH) today announced that its Board of Directors has appointed Gordon A. Smith as a director, effective immediately. He will replace William Jews, who will not stand for re-election in May 2005. Smith will serve on the board’s Compensation Committee.

Smith, 46, is President of the U. S. Consumer Card Services Group of American Express Travel Related Services, Inc., a subsidiary of American Express Company (NYSE:AXP). He holds overall responsibility for the company’s consumer card businesses in the United States, including charge, credit and co-brand cards, as well as strategic relationship services.

“Choice is fortunate to have Gordon join its board, given his tremendous experience in customer service, operations and marketing for American Express,” said Charles A. Ledsinger, Jr., president and chief executive officer. “In his tenure at American Express, Gordon has played a vital role in building a great global brand and in developing innovative partnerships and customer rewards programs. I’m certain Choice will benefit from his experience in these areas.”

He added, “We certainly thank Bill Jews for his many contributions to the Board in the past five years and wish him every success in the future. We appreciate the demands on his time from his role as President and CEO of CareFirst, Inc., and know that Choice was well-served by his tenure on the Board.”

A native of the United Kingdom, Smith holds a Master’s degree in International Management from the American Graduate School of International Management and is a 25-year veteran of American Express. Prior to his current assignment, he served as Executive Vice President of U. S. Service Delivery, where he managed a network of multiple customer service locations across the United States in support of the company’s U. S. Card related businesses.

His other previous positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix, Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U. S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Choice Hotels International is one of the world’s largest lodging franchisors, marketing more than 5,000 hotels open or under development in 43 countries under the Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, MainStay Suites and Rodeway Inn brand names. For more information on Choice, visit the company’s web site at www.choicehotels.com.

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Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks, service marks and trade names of Choice Hotels International, Inc.

©2004 Choice Hotels International, Inc. All rights reserved.

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